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Exhibit 10.39

Motorcar Parts & Accessories, Inc.
2929 California Street
Torrance, CA 90503

As of May 9, 2002

Protea Group Inc.
2687 Cordelia Road
Los Angeles, CA 90049

Attention: Selwyn Joffe

Re:
Agreement for Consulting Services

Dear Mr. Joffe:

        When executed and delivered by the parties hereto, this will confirm the agreement between Motorcar Parts & Accessories, Inc. ("we," "us," "our" or "Company") and Protea Group Inc. f/s/o Selwyn Joffe (collectively, "you," "your" or "Consultant") with respect to Consultant's equity enhancing efforts on behalf of the Company as described herein. The Company and you acknowledge that (i) Company and you are parties to a separate understanding pursuant to which you act as Chairman of the Board of the Company and (ii) this agreement is separate from and in addition to the Chairman of the Board understanding.

        1.    Consulting Services.    During the period commencing on the date hereof through and including May 9, 2003 unless sooner terminated as provided herein (the "term of this agreement"), you agree to perform the following consulting services for the benefit of the Company:

          (a)    Business Consulting.    Consultant will provide such assistance and consultation as may be reasonably requested by the Board of Directors of the Company (the "Board") on matters specifically designed to maximize stockholder value and equity, including, but not limited to, financing and strategic relations, communicating and meeting with analysts at investment banking firms who can provide coverage and reports about the Company, and general corporate advisory matters.

          (b)    Transaction Consulting.    To further enhance stockholder value and equity, the Company desires to be kept aware of available corporate transaction opportunities, including potential acquisitions and dispositions of businesses and lines of business. Accordingly, you will use your reasonable efforts to assist Company in identifying prospective buyers and sellers who may be interested in acquiring or selling businesses or lines of businesses upon terms and conditions and in a form satisfactory to us in our sole and absolute discretion (including any transaction resulting in a change of control, and without regard to form, sometimes described herein as a "Proposed Transaction"). In connection with the foregoing, you shall, unless directed otherwise by the Board, coordinate any Proposed Transaction, consult with Board and the Company's other advisors regarding the best way to accomplish any Proposed Transaction (including with respect to the selection of any third-party investment bankers and brokers), coordinate all meetings and assist in the preparation of all informational materials with respect to the foregoing, be the Company's contact person for negotiations with investment bankers, other professionals and prospective buyers and otherwise lead and direct all efforts toward completing any Proposed Transaction.

          (c)    Non-exclusive Services.    Notwithstanding anything to the contrary contained herein, it is agreed that you may engage in other business activities so long as such other business activities do not materially interfere with your duties hereunder and are not in conflict with your obligations and duties described herein.

        2.    Fees.

          (a)  In exchange for your services pursuant to Paragraph 1 above, at the commencement of this Agreement and on the 9th day of each calendar month during the term hereof, Company shall pay you a "Consulting Fee" of $10,000 per month.

          (b)  In the event of a closing of any Proposed Transaction(s) as described in Paragraph 1(b) at any time on or prior to May 9, 2003, you shall be entitled to a fee as provided in this Paragraph. In any such event, the Company shall pay you a transaction fee upon the closing of a Proposed Transaction in an amount (the "Transaction Fee") equal to 1% of the "total consideration." The "total consideration" shall equal (a) the sum of all cash consideration paid by the acquirer plus all Non-Cash Consideration (as defined below) received as consideration for the transaction, including any contingent payments of cash or securities and the aggregate amount of any dividends (other than normal quarterly or annual cash dividends) or other distributions declared by the acquired entity in connection with a Proposed Transaction, reduced by (b) any cash payments or any Non-Cash Consideration subsequently returned to the acquirer pursuant to the agreement (the "Purchase Agreement") out of an escrow account, through an offset against an earn-out amount or through another holdback arrangement, regardless of the reason for such return. "Non-Cash Consideration" shall have the following meaning: (i) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal), for the five trading days immediately prior to closing of the transaction between Company and the other party and (ii) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Board of Directors of Company. Debt assumed by the acquirer shall not constitute consideration or Non-Cash Consideration for purposes of calculating the Transaction Fee. All amounts paid to Consultant as a Consulting Fee hereunder shall be treated as an advance against any Transaction Fee, which amount shall be deducted from the Transaction Fee, if any, but which amount shall not be refundable by Consultant if a Transaction Fee is not payable to Consultant hereunder.

          (c)  Subject to the terms and conditions of this Paragraph 2(c), the Transaction Fee shall be deemed earned and payable upon receipt of the total consideration at the closing with respect to a Proposed Transaction and, with respect to contingent or deferred payments, whether pursuant to promissory notes or other securities, if any, from time to time, only upon the receipt thereof by us. If for any reason whatsoever, including, without limitation, the act, omission, negligence or willful default of any party, including Company, a Proposed Transaction is not consummated, then you shall not be entitled to any Transaction Fee. The Transaction Fee shall, at our sole option, be payable in kind, depending upon the form of consideration paid by the acquirer, in the same proportions of cash and securities as paid by the acquirer. In the event that the Purchase Agreement provides that all or any part of the total consideration paid shall be deposited into an escrow account at closing (the "Escrowed Portion"), then the amount of your Transaction Fee proportional to the Escrowed Portion shall not be payable until the Escrowed Portion is released. If the Escrowed Portion is released in installments, then a portion of your Transaction Fee will be payable in proportion to each installment released and you shall not be entitled to receive any amount with respect to any Escrowed Portion which is returned to the acquirer. However, in any instance where any cash or securities which have previously been distributed to the seller or holders of its equity interests are required to be returned to the acquirer for any reason, you shall not be required to return any portion of your Transaction Fee to us. You hereby agree that any securities received by you as part of the Transaction Fee hereunder shall be acquired and held by you subject to the same restrictions, if any, applicable to the securities issued by the acquirer or any affiliate thereof and that securities delivered to you may bear an appropriate legend with respect to any such restrictions.

        3.    Company will reimburse to you your reasonable out-of-pocket expenses incurred in connection with your services hereunder in accordance with the Company's policies applicable to its executive officers.

        4.    It is understood that you are an independent contractor and shall not be considered our agent for any purposes whatsoever, and you are not granted any right or authority to assume or create any obligation or liability, express or implied, on our behalf, or to bind us in any manner or thing whatsoever. You acknowledge that you are solely responsible for any and all taxes payable by you with respect to all amounts paid to you in connection with this agreement.

        5.    This letter constitutes the entire agreement between us with respect to the subject matter hereof and shall be governed by the internal laws of the State of California without regard to its conflict of law principles. This agreement may only be amended by a writing executed by all parties hereto.

        6.    The term of your duties under this agreement shall end on May 9, 2003, unless (a) expressly extended by a writing signed by the parties or (b) earlier terminated at Company's election due to your material breach of or material default hereunder (it being understood that any material default by you in your duties as the Chairman of the Board shall be deemed to be a material default by you hereunder); provided, however, that such termination shall only become effective if the Company (acting upon duly adopted resolutions of the Board) shall first give you written notice of the material breach or default, which notice shall (i) identify in reasonable detail the manner in which the Company believes that you have breached or defaulted under this agreement or in the performance of your duties as the Chairman and (ii) indicate the steps required to cure such breach or default, and you shall fail within 20 business days after receipt of such notice to substantially remedy or correct the same. In the event of your material breach hereof or material default hereunder, Company's rights and remedies shall be cumulative and not exclusive. Notwithstanding the termination or expiration of this agreement, so long as you have not been terminated in accordance with this Paragraph 6 for material breach of or default under this agreement, including any termination for being in material breach of your duties as the Chairman of the Board, you shall be entitled to a Transaction Fee if a Proposed Transaction with any party closes on or before May 9, 2004.

        7.    Nothing contained in this agreement shall be construed so as to require the commission of any act contrary to law and whenever there is any conflict between the provisions of this agreement and any statute, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail but, in such event, any provision of this agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

        8.    It is hereby irrevocably agreed that all disputes or controversies between Company and Consultant arising out of, or in connection with, or relating to this agreement and the transactions contemplated hereby, shall be exclusively heard, settled, and determined by binding arbitration to be held in the City of Los Angeles, County of Los Angeles, before a single arbitrator, in accordance with the then effective rules of JAMS. The parties also agree that judgment may be entered on the arbitration award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the City of Los Angeles, County of Los Angeles for this purpose.

        9.    The Company agrees to indemnify you and hold you harmless against any and all losses, claims, damages, expenses and liabilities, whether joint or several (collectively, "Liabilities") to which you may become liable, directly or indirectly, arising out of or relating to this agreement or your services hereunder, unless the Liabilities result from your gross negligence or willful misconduct. The Company further agrees to reimburse you immediately upon request for all reasonable expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation (collectively, "Action") which directly or indirectly arises out of or relates to this agreement or your services hereunder; provided that in each such instance you shall provide prompt notice to the Company of any such Action and you shall have the right to select such counsel.

        10.  This agreement may be executed in any number of counterparts and transmitted by facsimile copy, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

        11.  Each party hereto represents and warrants to the other party hereto that it has the requisite corporate power and authority to enter into this agreement, it has taken all actions and obtained all consents necessary to enter into this agreement, and that by entering into this agreement each such party shall not now nor with the passage of time be in breach of or default under any other agreement or obligation binding on such party.

        12.  Each of Protea Group Inc. and Selwyn Joffe acknowledge and agree that their obligations hereunder are joint and several.

        13.  Consultant shall not have the right to assign this agreement or Consultant's rights or obligations arising hereunder or in connection herewith, except that Protea shall have the right to assign this agreement together with its rights and obligations hereunder to Consultant. Company shall have the right to assign this agreement together with its rights and obligations hereunder, in whole or in part.

        14.  The parties covenant and agree to take such actions and execute such documents as are necessary or convenient to consummate the transactions contemplated by this agreement.

        15.  This letter agreement supercedes in its entirety that certain Letter Agreement re Consulting and Advisory Services between Company and Consultant dated as of May 9, 2002.

        16.  Consultant covenants and agrees to maintain the strict confidentiality of this agreement together with any transactions contemplated hereby. Consultant further acknowledges and agrees that Company shall have the sole right to issue any publicity, press releases, announcements, or the like with respect to this agreement and the transactions contemplated hereby and Consultant shall not, nor shall Consultant authorize any other person to, issue any such publicity, press releases, announcements or the like absent the prior written consent of Company.

        17.  Should a dispute arise between the parties hereto with respect to this agreement or the subject matter hereof, the prevailing party in any such dispute shall be entitled to recover its reasonable costs and attorneys' fees incurred in connection with such dispute. In the event of any arbitration as provided in Paragraph 8 hereof, the arbitrator shall determine the prevailing party in such dispute and award appropriate costs and attorneys' fees as provided in this paragraph.

        Please indicate your agreement to the foregoing by signing and returning to us the enclosed copy of this letter.

MOTORCAR PARTS & ACCESSORIES, INC.

By:
Anthony Souza President, CEO and Director

Mel Marks Director

Murray Rosenzweig Director

ACCEPTED AND AGREED TO:

PROTEA GROUP INC.

By:

Its:

SELWYN JOFFE, an individual

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  Exhibit 10.39